Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company Contacts:	Media Relations:
Thomas Braum,	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718
Greg Mize,	Fred Marx
Vice President Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211

HANDLEMAN COMPANY EXTENDS THE TIME

TO FILE ITS FISCAL 2003 FORM 10-K

Troy, Michigan—August 1, 2003—Handleman Company (NYSE: HDL), www.handleman.com, today announced that it has extended the time to file its fiscal year 2003 Form 10-K to August 18, 2003.

Handleman Company today applied for an automatic 15-day extension to file its Form 10-K due to an SEC investigation involving a Handleman Company subsidiary. The Company is in the process of completing an internal review resulting from the SEC investigation. The focus of the internal review involves the accounting treatment of two separate transactions with non-music vendors entered into by the subsidiary. The transactions were approximately $1 million each and were entered into during the Company’s fiscal year 2001. The president of the subsidiary at the time of these transactions was dismissed by the Company and is believed to be under investigation by federal authorities.

In addition, the Company determined during preparation and review of its fiscal year 2003 Form 10-K that a change in its method for revenue recognition was appropriate. The effect will be to defer the recognition of revenue for certain shipments during the final one to three days of each quarter to the subsequent quarter.

The results of the Company’s internal investigation and change in method for revenue recognition will result in a change in revenue, and related costs and balance sheet components, from the amounts publicly announced on June 10, 2003 for the Company’s fourth quarter and fiscal year ended May 3, 2003. These changes will be reflected in the financial statements included in the Company’s fiscal year 2003 Form 10-K.

Stephen Strome, Chairman and CEO stated, “The Company is cooperating fully with the SEC’s investigation. We believe that the outcome of the investigation and the change in the method for revenue recognition will not have a material impact on the Company’s financial results. With regard to revenue recognition, historically the Company has recorded revenues at the time product was shipped. However, since the Company is responsible for the delivery of product, the Company has concluded that it would be more appropriate to record revenue when the product is received by its customers.”

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About Handleman Company:

Handleman Company is comprised of two operating divisions: Handleman Entertainment Resources (H.E.R.) and North Coast Entertainment (NCE).

H.E.R. is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, H.E.R. manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

NCE’s Anchor Bay Entertainment unit is an independent home video label, which markets a vast collection of popular titles on DVD and VHS that range from children’s classics to exercise to suspense and horror.

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